Exhibit 2.3

EXECUTION VERSION

Dated 1 June 2016

VODAFONE GROUP PLC

and

THE LAW DEBENTURE TRUST CORPORATION p.l.c.

FOURTEENTH SUPPLEMENTAL TRUST DEED

further modifying the provisions of the Trust Deed dated 16 July 1999 in respect of an issue of CHF350,000,000 0.375 per cent. Notes due 2024 issued under the
€30,000,000,000 Euro Medium Term Note Programme

THIS FOURTEENTH SUPPLEMENTAL TRUST DEED is made on 1 June 2016 BETWEEN:

A.                            VODAFONE GROUP PLC, a company incorporated with limited liability in England and Wales with registered number 1833679, whose registered office is Vodafone House, The Connection, Newbury, Berkshire RG14 2FN, England (the Issuer); and

B.                             THE LAW DEBENTURE TRUST CORPORATION p.l.c., a company incorporated with limited liability in England and Wales with registered number 1675231, whose registered office is at Fifth Floor, 100 Wood Street, London EC2V 7EX, England (the Trustee, which expression shall, wherever the context so admits, include such company and all other persons or companies for the time being the trustee or trustees of these presents) as trustee for the Noteholders and the Couponholders.

Whereas:

(A)      This Fourteenth Supplemental Trust Deed is supplemental to:

(i)

the Trust Deed dated 16 July 1999 (hereinafter called the Principal Trust Deed) made between the Issuer and the Trustee and relating to the Euro Medium Term Note Programme (the Programme) established by the Issuer;

(ii)	the First Supplemental Trust Deed dated 4 May 2000 (the First Supplemental Trust Deed) made between the Issuer and the Trustee modifying and restating the provisions of the Principal Trust Deed;

(iii)

the Second Supplemental Trust Deed dated 31 May 2001 (the Second Supplemental Trust Deed) made between the Issuer and the Trustee further modifying and restating the provisions of the Principal Trust Deed;

(iv)	the Third Supplemental Trust Deed dated 6 June 2002 (the Third Supplemental Trust Deed) made between the Issuer and the Trustee further modifying the provisions of the Principal Trust Deed;

(v)

the Fourth Supplemental Trust Deed dated 19 July 2005 (the Fourth Supplemental Trust Deed) made between the Issuer and the Trustee further modifying and restating the provisions of the Principal Trust Deed;

(vi)

the Fifth Supplemental Trust Deed dated 19 July 2006 (the Fifth Supplemental Trust Deed) made between the Issuer and the Trustee further modifying and restating the provisions of the Principal Trust Deed;

(vii)	the Sixth Supplemental Trust Deed dated 1 August 2007 (the Sixth Supplemental Trust Deed) made between the Issuer and the Trustee further modifying the provisions of the Principal Trust Deed;

(viii)	the Seventh Supplemental Trust Deed dated 14 July 2008 (the Seventh Supplemental Trust Deed) made between the Issuer and the Trustee further modifying the provisions of the Principal Trust Deed;

(ix)	the Eighth Supplemental Trust Deed dated 10 July 2009 (the Eighth Supplemental Trust Deed) made between the Issuer and the Trustee further modifying the provisions of the Principal Trust Deed;

(x)	the Ninth Supplemental Trust Deed dated 13 July 2010 (the Ninth Supplemental Trust Deed) made between the Issuer and the Trustee further modifying the provisions of the Principal Trust Deed;

(xi)	the Tenth Supplemental Trust Deed dated 8 July 2011 (the Tenth Supplemental Trust Deed) made between the Issuer and the Trustee further modifying the provisions of the Principal Trust Deed;

(xii)

the Eleventh Supplemental Trust Deed dated 11 July 2013 (the Eleventh Supplemental Trust Deed) made between the Issuer and the Trustee further modifying and restating the provisions of the Principal Trust Deed;

(xiii)

the Twelfth Supplemental Trust Deed dated 4 August 2014 (the Twelfth Supplemental Trust Deed) made between the Issuer and the Trustee further modifying and restating the provisions of the Principal Trust Deed; and

(xiv)

the Thirteenth Supplemental Trust Deed dated 12 January 2016 (the Thirteenth Supplemental Trust Deed, and together with the Principal Trust Deed, the First Supplemental Trust Deed, the Second Supplemental Trust Deed, the Third Supplemental Trust Deed, the Fourth Supplemental Trust Deed, the Fifth Supplemental Trust Deed, the Sixth Supplemental Trust Deed, the Seventh Supplemental Trust Deed, the Eighth Supplemental Trust Deed, the Ninth Supplemental Trust Deed, the Tenth Supplemental Trust Deed, the Eleventh Supplemental Trust Deed and the Twelfth Supplemental Trust Deed, the Subsisting Trust Deeds) made between the Issuer and the Trustee further modifying the provisions of the Principal Trust Deed.

(B)                            Pursuant to the Programme, the Issuer is proposing to issue CHF 350,000,000 0.375 per cent. Notes due 2024 (the Notes), to be cleared through SIX SIS Ltd, the Swiss Securities Services Corporation in Olten, Switzerland (SIS).

(C)                            The Issuer and the Trustee are entering into this Fourteenth Supplemental Trust Deed in respect of the Issue of the Notes only and for the purposes of, inter alia, agreeing the form of Global Note (the Global Note) which will represent the Notes and effecting certain other modifications to reflect the structure of the issue of the Notes.

NOW THIS FOURTEENTH SUPPLEMENTAL TRUST DEED WITNESSES AND IT IS HEREBY AGREED AND DECLARED as follows:

1                                       SUBJECT as hereinafter provided and unless there is something in the subject matter or context inconsistent therewith all words and expressions defined in the Principal Trust Deed (as modified and restated as aforesaid) shall have the same meanings in this Fourteenth Supplemental Trust Deed.

2                                        In relation solely to the Notes, the Principal Trust Deed (as modified and/or restated as aforesaid) shall, with effect on and from the date of this Fourteenth Supplemental Trust Deed, be modified as follows:

2.1            references therein and herein to the “Agency Agreement” shall be construed as references to the amended and restated agency agreement dated 12 January 2016, as amended and/or supplemented and/or restated from time to time (the Agency Agreement) between, among other parties, the Issuer, the Trustee, HSBC Bank plc as Agent and Banque Internationale à Luxembourg, société anonyme, Credit Suisse AG and HSBC Bank USA, National Association as

Paying Agents and as supplemented by a supplemental agency agreement of even date herewith (the Supplemental Agency Agreement) executed in respect of the Notes only, and any other agreement for the time being in force appointing further or other agents in relation to the Notes only, or in connection with their duties, the terms of which have been approved in writing by the Trustee, together with any agreement for the time being in force amending, modifying or restating with the prior written approval of the Trustee and any of the aforesaid agreements;

2.2                                          references therein and herein to the “Agent” shall be construed in relation to the Notes only as references to UBS AG at its specified office, being as at the date hereof Bahnhofstrasse 45, P.O. Box, CH-8098 Zürich, Switzerland, or any successor agent which shall become such pursuant to the provisions of the Agency Agreement or such other agent in relation to the Notes as may (with the prior written approval of, and on terms previously approved in writing by, the Trustee) from time to time be appointed as such by the Issuer and notice of whose appointment has been given to the holders of the Notes pursuant to Condition 14, as amended by the Pricing Supplement dated 1 June 2016 (the Pricing Supplement);

2.3                                          references therein to “Euroclear” and/or “Clearstream, Luxembourg” shall be construed as including references to the SIS; and

2.4                                          references therein to a “Temporary Global Note” and/or a “Permanent Global Note” and/or a “Global Note” shall be deemed also to be a reference to the Global Note, so far as the context admits.

3                                   In relation to the Notes only, the Global Note set out in Schedule 2 to the Principal Trust Deed shall be replaced by the Global Note in the form, or substantially in the form, set out in Annex A to this Fourteenth Supplemental Trust Deed.

4                                   For the avoidance of doubt, the modifications set out in this Fourteenth Supplemental Trust Deed relate only to the issue of the Notes.

5                                   The parties to this Fourteenth Supplemental Trust Deed agree that the Subsisting Trust Deeds shall remain in full force and effect and, subject to the provisions of this Fourteenth Supplemental Trust Deed and the Subsisting Trust Deeds shall henceforth be read and construed as one deed.

6                                   This Fourteenth Supplemental Trust Deed and any trust deed supplemental hereto may be executed and delivered in any number of counterparts, all of which, taken together, shall constitute one and the same deed and any party to this Fourteenth Supplemental Trust Deed or any trust deed supplemental hereto may enter into the same by executing and delivering a counterpart.

IN WITNESS whereof this Fourteenth Supplemental Trust Deed has been executed by the Issuer and the Trustee as a deed and delivered on the day and year first above written.

ANNEX A

FORM OF GLOBAL NOTE

ANY UNITED STATES PERSON WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS, INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165(j) AND 1287(a) OF THE INTERNAL REVENUE CODE.

ISIN:	CH0325429188
Common Code:	142128527
Swiss Security Number (Valor):	32’542’918

VODAFONE GROUP PLC

(the Issuer)

(incorporated with limited liability in England and Wales)

GLOBAL NOTE

This Note is a Global Note in respect of a duly authorised issue of Notes of the Issuer (the Notes) of the Nominal Amount, Specified Currency(ies) and Specified Denomination(s) as are specified in the Pricing Supplement applicable to the Notes (the Pricing Supplement), a copy of which is annexed hereto. References herein to the Conditions shall be to the Terms and Conditions of the Notes as set out in the Schedule 1 to the Trust Deed (as defined below) as completed and/or modified and/or replaced by the Pricing Supplement but, in the event of any conflict between the provisions of the Conditions and the information in the Pricing Supplement, the Pricing Supplement will prevail. Words and expressions defined in the Conditions shall bear the same meanings when used in this Global Note. This Global Note is issued (i) subject to, and with the benefit of, the Conditions and a Trust Deed (such Trust Deed as modified and/or supplemented and/or restated from time to time, the Trust Deed) dated 16 July 1999 and made between the Issuer (under its then name of Vodafone AirTouch Plc) and The Law Debenture Trust Corporation p.l.c. as trustee for the holders of the Notes (the Trustee) and (ii) pursuant to a Supplemental Agency Agreement in respect of the Notes (the Supplemental Agency Agreement) dated 1 June 2016 and made between the Issuer, the Agent, the Trustee, UBS AG (the Principal Swiss Paying Agent) and the other agents named in it.

The Issuer, subject to and in accordance with the Conditions and the Trust Deed, promises to pay to the bearer (or the Principal Swiss Paying Agent on behalf of the bearer) hereof on the Maturity Date and/or on such earlier date(s) as all or any of the Notes represented by this Global Note may become due and repayable in accordance with the Conditions and the Trust Deed, the amount payable under the Conditions in respect of such Notes on each such date and to pay interest on the nominal amount of the Notes from time to time represented by this Global Note calculated and payable as provided in the Conditions and the Trust Deed together with any other sums payable under the Conditions and the Trust Deed, upon presentation and, at maturity, surrender of this Global Note to or to the order of the Principal Swiss Paying Agent at Bahnhofstrasse 45, CH-8001 Zürich, Switzerland, or any of the other paying agents located outside the United States, its territories and possessions (except as provided in the Conditions) from time to time appointed by the Issuer in respect of the Notes.

This Global Note will be deposited by the Principal Swiss Paying Agent with SIX SIS Ltd (SIS) or such other intermediary (Verwahrungsstelle) in Switzerland recognised for such purposes by the SIX Swiss Exchange Ltd (the SIX Swiss Exchange) (SIS or such other intermediary, the Intermediary). Once this Global Note has been deposited with the Intermediary and entered into the accounts of one or more participants of the Intermediary, the Notes will constitute intermediated securities (Bucheffekten) (Intermediated Securities) in accordance with the provisions of the Swiss Federal Intermediated Securities Act.

Each holder of Notes shall have a quotal co-ownership interest (Miteigentumsanteil) in this Global Note to the extent of its claim against the Issuer, provided that, for so long as this Global Note remains deposited with the Intermediary, the co-ownership interest shall be suspended and the Notes may only be transferred by entry of the transferred Notes in a securities account of the transferee.

The records of the Intermediary will determine the number of Notes held through each participant in that Intermediary. In respect of the Notes held in the form of Intermediated Securities, the ultimate beneficiaries in respect of the Notes will be the persons holding the Notes in a securities account (Effektenkonto).

The nominal amount of Notes represented by this Global Note shall be the aggregate amount from time to time entered in the records of the Intermediary.

No physical delivery of the Notes shall be made unless and until Definitive Bearer Notes (Wertpapiere) shall have been printed. Definitive Bearer Notes may only be printed, in whole, but not in part, if the Principal Swiss Paying Agent determines, upon consultation with the Issuer, that the printing of the Definitive Bearer Notes (Wertpapiere) is necessary or useful. Should the Principal Swiss Paying Agent so determine, it shall provide for the printing of Definitive Bearer Notes (Wertpapiere) without cost to the Noteholders. If printed, the Definitive Bearer Notes (Wertpapiere) shall be executed by affixing thereon the facsimile signature of one authorised officer of the Issuer. Upon delivery of the Definitive Bearer Notes (Wertpapiere), this Global Note will immediately be cancelled by the Principal Swiss Paying Agent and the Definitive Bearer Notes (Wertpapiere) shall be delivered to the Noteholders against cancellation of the Notes in the Noteholders’ securities accounts.

Until the exchange of the whole of this Global Note as aforesaid, the bearer hereof shall in all respects be entitled to the same benefits as if he were the bearer of Definitive Bearer Notes and the relative Coupons in the form(s) set out in Part 5 and Part 6 (as applicable) of the Schedule 2 to the Trust Deed.

The holder of this Global Note shall be treated at any meeting of the Noteholders as having one vote in respect of each Definitive Bearer Note for which this Global Note would be exchangeable.

In considering the interests of Noteholders while this Global Note is deposited with the Intermediary, the Trustee may have regard to any information provided to it by the Intermediary (or its operator) as to the identity (either individually or by category) of its accountholders with entitlements to this Global Note and may consider such interests as if such accountholders were the holder of this Global Note.

This Global Note does not confer on a third party any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Global Note, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

This Global Note, and any non-contractual obligations arising out of or in connection with it, are governed by, and shall be construed in accordance with, English law.

This Global Note shall not be valid unless authenticated by UBS AG as Principal Swiss Paying Agent.

IN WITNESS whereof the Issuer has caused this Global Note to be signed manually or in facsimile by a person duly authorised on its behalf.

Issued as of 3 June 2016

VODAFONE GROUP PLC

By:

Duly Authorised

Authenticated without recourse,
warranty or liability by UBS AG

By:

Duly Authorised

By:

Duly Authorised

PRICING SUPPLEMENT

NO PROSPECTUS IS REQUIRED IN ACCORDANCE WITH DIRECTIVE 2003/71/EC (AS AMENDED) FOR THE ISSUE OF NOTES DESCRIBED BELOW. THE UK LISTING AUTHORITY HAS NEITHER APPROVED NOR REVIEWED THIS PRICING SUPPLEMENT.

1 June 2016

Vodafone Group Plc

Issue of CHF350,000,000 0.375 per cent. Notes due 2024

under the €30,000,000,000

Euro Medium Term Note Programme

PART A– CONTRACTUAL TERMS

Any person making or intending to make an offer of the Notes may only do so in circumstances in which no obligation arises for the Issuer or any Dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive or to supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer.

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the Prospectus dated 12 January 2016 and the supplementary prospectuses dated 18 February 2016 and 18 May 2016 (together, the Prospectus). This document must be read in conjunction with (i) the Prospectus as so supplemented and (ii) the listing particulars dated 1 June 2016 prepared by the Issuer in connection with the listing of the Notes on the SIX Swiss Exchange Ltd (the Swiss Listing Prospectus). Full information on the Issuer and the offer of the Notes is only available on the basis of the combination of this Pricing Supplement, the Prospectus as so supplemented and the Swiss Listing Prospectus. The Prospectus and the supplementary prospectus have been published on the website of the London Stock Exchange at www.londonstockexchange.com/exchange/news/market-news-home.html. The Swiss Listing Prospectus is available for viewing at, and copies may be obtained from, UBS AG, Investment Bank, Swiss Prospectus Switzerland, Bahnhofstrasse 45, CH-8001 Zürich, Switzerland (telephone: +41 44 239 47 03 (voicemail); fax: +41 44 239 69 14; e-mail: swiss-prospectus@ubs.com).

1.	Issuer:	Vodafone Group Plc

1.	(i) Series Number:	57

	(ii) Tranche Number:	1

	(iii) Date on which the	Not Applicable
	Notes will be consolidated and form a single Series:

2.	Specified Currency or	Swiss Francs (CHF)
	Currencies:

3.	Aggregate Nominal Amount:

4.	– Series: – Tranche: Issue Price:	CHF350,000,000 CHF350,000,000 100.167 per cent. of the Aggregate Nominal Amount

5.	(i) Specified	CHF5,000 and multiples thereof
Denomination(s):

	(ii) Calculation Amount:	CHF5,000

6.	(i) Issue Date and	3 June 2016
Interest
Commencement
Date:

7.	Maturity Date:	3 December 2024

8.	Interest Basis:	0.375 per cent. Fixed Rate

(see paragraph 14 below)

9.	Redemption Basis:	Redemption at par

10.	Change of Interest Basis or	Not Applicable
Redemption Basis:
Change of Control Put Option
11.	Put/Call Options:
(see paragraph 20 below)

12.	Date of Board approval for issuance of Notes:	22 March 2016

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.	Fixed Rate Note Provisions	Applicable

	(i) Rate(s) of Interest:	0.375 per cent. per annum payable in arrear on each Interest Payment Date

(ii) Interest Payment Date(s):

3 December in each year, from and including 3 December 2016, up to and including the Maturity Date. In respect of the period from and including the Interest Commencement Date to but excluding 3 December 2016, there will be a short coupon of CHF9.375 per Calculation Amount.

	(iii) Interest Payment Date Adjustment:	Not Applicable

	(iv) Additional Business Centre(s):	Zürich and TARGET2

	(v) Fixed Coupon Amount(s):	CHF18.75 per Calculation Amount

	(vi) Broken Amount(s):	CHF9.375 per Calculation Amount, payable on the Interest Payment Date falling on 3 December 2016

	(vii) Fixed Day Count Fraction:	30/360

	(viii) Determination Date:	Not Applicable

14.	Floating Rate Note Provisions	Not Applicable

15.	Zero Coupon Note Provisions	Not Applicable

16.	Inflation Linked Interest Note Provisions	Not Applicable

PROVISIONS RELATING TO REDEMPTION

17.	Issuer Call	Not Applicable

18.	Investor Put	Not Applicable

19.	Change of Control Put Option	Applicable

	(i) Optional Redemption Amount:	CHF5,050 per Calculation Amount

	(ii) Put Period:	As set out in the Terms and Conditions

	(iii) Put Date:	As set out in the Terms and Conditions

20.	Final Redemption Amount	CHF5,000 per Calculation Amount

21.	Early Redemption Amount	CHF5,000 per Calculation Amount

Early Redemption Amount payable on redemption for taxation reasons or on event of default or other early redemption:

GENERAL PROVISIONS APPLICABLE TO THE NOTES

22.	Form of Notes:

	(a) Form:	Bearer Notes

Global Notes exchangeable for Definitive Notes in the limited circumstances specified in the Global Note.

The Notes and all rights in connection therewith are documented in the form of a Global Note (the Global Note) which shall be deposited by the Principal Swiss Paying Agent with SIX SIS Ltd or any other intermediary in Switzerland recognised for such purposes by SIX Swiss Exchange Ltd (SIX SIS Ltd or any such other intermediary, the Intermediary). Once the Global Note is deposited with the Intermediary and entered into the accounts of one of more participants of the Intermediary, the Notes will constitute intermediated securities (Bucheffekten) (Intermediated Securities) in accordance with the provisions of the Swiss Federal Intermediated Securities Act.

Each holder of Notes shall have a quotal co-ownership interest (Miteigentumsanteil) in the Global Note to the extent of its claim against the Issuer, provided that, for so long as the Global Note remains deposited with the Intermediary, the co-ownership interest shall be suspended and the Notes may only be transferred by entry of the transferred Notes in a securities account of the transferee.

None of the Issuer, the Noteholders and any other person having a beneficial interest in the Notes shall at any time have the right to effect or demand the conversion of the Global Note into, or the delivery of, uncertificated securities (Wertrechte) or definitive Notes (Wertpapiere).

The records of the Intermediary will determine the number of Notes held through each participant in that Intermediary. In respect of the Notes held in the form of Intermediated Securities, the ultimate beneficiaries in respect of the Notes will be the persons holding the Notes in a securities account (Effektenkonto).

No physical delivery of the Notes shall be made unless and until definitive Notes (Wertpapiere) shall have been printed. Notes may only be printed, in whole, but not in part, if the Swiss Paying Agent (as defined below) determines, upon consultation with the Issuer, that the printing of the definitive Notes (Wertpapiere) is necessary or useful. Should the Swiss Paying Agent so determine, it shall provide for the printing of definitive Notes (Wertpapiere) without cost to the Noteholders. If printed, the definitive Notes (Wertpapiere) shall be executed by affixing thereon the facsimile signature of two authorised officers of the Issuer. Upon delivery of the definitive Notes (Wertpapiere), the Global Note will immediately be cancelled by the Swiss Paying Agent and the definitive Notes (Wertpapiere) shall be delivered to the Noteholders against cancellation of the Notes in the Noteholders’ securities accounts.

	(b) New Global Note:	No

23.	Additional Financial Centre(s) or other special provisions relating to Payment Days:	Zürich and TARGET2

24.	Talons for future Coupons to be attached to Definitive Notes (and dates on which such Talons mature):	No

25.	Additional terms and conditions:

(i) Payments:

Except to the extent required by law, payments of principal and interest in respect of the Notes shall be made in freely disposable Swiss Francs without collection costs and whatever the circumstances may be, irrespective of the nationality, domicile or residence of the holder of the Notes and without requiring any certification, affidavit or the fulfilment of any other formality.

The receipt by the Principal Swiss Paying Agent of payment of the funds in Swiss Francs in Zürich shall release the Issuer from its obligations under the Notes and Coupons for the payment of principal and interest due on the respective payment dates to the extent of such payments.

Condition 6 shall be construed accordingly.

(ii) Paying Agents:

In respect of the Notes, the Issuer will at all times maintain a Paying Agent having a specified office in Switzerland and (for the purposes of payments on such Notes only) will at no time maintain a Paying Agent having a specified office outside Switzerland.

Condition 12 shall be construed accordingly.

UBS AG, Bahnhofstrasse 45, CH-8001 Zürich, Switzerland shall act as issuing and principal paying agent in Switzerland (the Principal Swiss Paying Agent).

All references in the Terms and Conditions of the Notes to the Issuing and Principal Paying Agent and to the Paying Agents shall, so far as the context permits, be deemed to be references to the Principal Swiss Paying Agent and to the Swiss Paying Agents, respectively.

(iii) Notices:

So long as the Notes are listed on the SIX Swiss Exchange Ltd and the rules of the SIX Swiss Exchange Ltd so require, notices in respect of the Notes will be validly given through the Principal Swiss Paying Agent by means of electronic publication on the internet website of the SIX Swiss Exchange Ltd (www.six-exchange-regulation.com/enhome/publications/            official-notices.html). Notices shall be deemed to be validly given on the date of such publication.

Condition 14 shall be construed accordingly.

PROVISIONS RELATING TO RMB NOTES

26.	Renminbi Currency Event:	Not Applicable

27.	Calculation Agent:	Not Applicable

Signed on behalf of the Issuer:

By:
Duly authorised

PART B– OTHER INFORMATION

1.	Listing and Admission to Trading:

Application will be made by the Issuer (or on its behalf) for the Notes to be listed in accordance with the standards for bonds of the SIX Swiss Exchange Ltd. The Notes have been provisionally admitted to trading on the SIX Swiss Exchange Ltd with effect from 1 June 2016. The last day of trading is expected to be 29 November 2024.

2.	Ratings:	The Notes to be issued are expected to be rated: Standard & Poor’s: BBB+

Moody’s: Baa1
Fitch: BBB+

3.	Interests of Natural and Legal Persons Involved in the Issue:

Save for any fees payable to the Managers, so far as the Issuer is aware, no person involved in the issue of the Notes has an interest material to the offer. The Managers and their affiliates have engaged, and may in the future engage, in investment banking and/or commercial banking transactions with, and may perform other services for, the Issuer and its affiliates in the ordinary course of business.

4.	Fixed Rate Notes only - Yield:

	Indication of yield:	0.355 per cent. per annum

5.	TEFRA Rules:

	Whether TEFRA D applicable or TEFRA rules not applicable:	TEFRA D in accordance with usual Swiss practise

6.	Operational Information:

	(i) ISIN:	CH0325429188

	(ii) Common Code:	142128527

SIX SIS Ltd, Olten, Switzerland
	(iii) Any clearing system(s) other than Euroclear, Clearstream, Luxembourg and DTC (together with the address	Swiss Securities Number (Valor): 32’542’918

of each such clearing system) and the relevant identification number(s):
No
(iv) Intended to beheld in a manner which would allow Eurosystem eligibility:

7.	Distribution:

	(i) Method of Distribution:	Non-Syndicated

	(ii) If syndicated, names of Managers:	Not Applicable

	(iii) Date of Subscription Agreement:	1 June 2016

	(iv) Stabilising Manager(s) if any:	Not Applicable

SIGNATORIES

EXECUTED as a DEED by	)
for and on behalf of	)
VODAFONE GROUP PLC	)
in the presence of:	)

Director

Witness:

Name:

Address:

THE COMMON SEAL of	)
THE LAW DEBENTURE TRUST	)
CORPORATION p.l.c.	)
was affixed to this deed	)
in the presence of:	)

Director

Authorised Signatory